Black Diamond Therapeutics Reports First Quarter 2025 Financial Results and Provides Corporate Update
•Clinical data on track for Q4 2025 from Phase 2 trial of BDTX-1535 in 1L patients with non-classical EGFRm NSCLC
•Expansion of investigator sponsored Phase 0/1 trial into newly diagnosed glioblastoma patients with EGFR alterations initiated in Q1 2025
•Cash, cash equivalents, and investments of $152.4 million as of March 31, 2025; expected to be sufficient to fund operations into Q4 of 2027
CAMBRIDGE, MA, May 12, 2025 (GLOBE NEWSWIRE) – Black Diamond Therapeutics, Inc. (Nasdaq: BDTX), a clinical-stage oncology company developing MasterKey therapies that target families of oncogenic mutations in patients with cancer, today reported financial results for the first quarter ended March 31, 2025, and provided a corporate update.
“We continue to execute on enrollment in our BDTX-1535 Phase 2 trial for the treatment of newly diagnosed patients with EGFRm NSCLC and look forward to providing a clinical update in the fourth quarter of 2025,” said Mark Velleca, M.D., Ph.D., President and Chief Executive Officer of Black Diamond Therapeutics. “Our recently announced global licensing agreement with Servier for BDTX-4933 provides us with a strong cash position and runway into the fourth quarter of 2027. Pending FDA feedback in the fourth quarter of 2025, we believe we are well-positioned to begin pivotal development of BDTX-1535 in the first half of 2026.”
Recent Developments & Upcoming Milestones:
BDTX-1535:
•In the fourth quarter of 2025, Black Diamond expects to disclose initial Phase 2 clinical data for BDTX-1535 in newly diagnosed patients with non-classical epidermal growth factor receptor mutant (EGFRm) non-small cell lung cancer (NSCLC) (NCT05256290) and plans to solicit U.S. Food and Drug Administration (FDA) feedback on a potential pivotal registrational path.
•In April 2025, investigators at the Ivy Brain Tumor Center presented a poster at the American Association for Cancer Research (AACR) Annual Meeting titled: A Phase 0/1 ‘trigger’ trial of BDTX-1535 in recurrent glioblastoma (GBM) patients with EGFR alterations or fusions. The data showed encouraging pharmacokinetic and safety data for BDTX-1535 in recurrent EGFR-positive GBM patients, providing a strong rationale for the program’s continued expansion into newly diagnosed EGFR-positive GBM patients.
•In March 2025, the investigator sponsored Phase 0/1 trial was expanded into newly diagnosed GBM patients with epidermal growth factor receptor (EGFR) alterations. The trial is sponsored by the Ivy Brain Tumor Center in Phoenix, Arizona (NCT06072586).

Corporate
•In March 2025, Black Diamond announced a global licensing agreement with Servier Pharmaceuticals LLC (Servier) for BDTX-4933, a small molecule designed by Black Diamond to address unmet medical needs in RAF/RAS-mutant solid tumors. Pursuant to the terms of the agreement, Servier will lead the development activities and the worldwide commercialization of BDTX-4933 across multiple indications, including NSCLC, with potential applications in other solid tumors. Under the agreement, Black Diamond received an upfront payment of $70.0 million in March 2025 and will be eligible to receive up to $710.0 million in development and commercial sales milestone payments, along with tiered royalties based on global net sales.
Financial Highlights
•Cash Position: Black Diamond ended the first quarter of 2025 with approximately $152.4 million in cash, cash equivalents, and investments compared to $98.6 million as of December 31, 2024. Net cash provided by operations was $53.4 million for the first quarter of 2025 compared to net cash used in operations of $21.2 million for the first quarter of 2024.
•Research and Development Expenses: Research and development (R&D) expenses were $10.5 million for the first quarter of 2025, compared to $13.5 million for the same period in 2024. The decrease in R&D expenses was primarily due to workforce efficiencies and increased focus on advancing and optimizing development plans for BDTX-1535.
•General and Administrative Expenses: General and administrative (G&A) expenses were $5.0 million for the first quarter of 2025, compared to $6.7 million for the same period in 2024. The decrease in G&A expenses was primarily due to the restructuring announced in October 2024.
•Net Income/Loss: Net income for the first quarter of 2025 was $56.5 million, as compared to a net loss of $18.2 million for the same period in 2024.
Financial Guidance
•Black Diamond ended the first quarter of 2025 with approximately $152.4 million in cash, cash equivalents and investments, which the Company believes is sufficient to fund its anticipated operating expenses and capital expenditure requirements into the fourth quarter of 2027.
About Black Diamond Therapeutics
Black Diamond Therapeutics is a clinical-stage oncology company developing MasterKey therapies that target families of oncogenic mutations in patients with cancer. The Company’s MasterKey therapies are designed to address a broad spectrum of genetically defined tumors, overcome resistance, minimize wild-type mediated toxicities, and be brain penetrant to treat central nervous system disease. The Company is advancing a Phase 2 NSCLC trial of BDTX-1535, a brain-penetrant fourth-generation EGFR MasterKey inhibitor targeting EGFR-mutant NSCLC and GBM. For more information, please visit www.blackdiamondtherapeutics.com.
From time to time, we may use our website or our LinkedIn profile at www.linkedin.com/company/black-diamond-therapeutics to distribute material information. Our financial and other material information is routinely posted to and accessible on the Investors section of our website, available at www.blackdiamondtherapeutics.com. Investors are encouraged to review the Investors section of our website because we may post material information on that site that is not otherwise disseminated by us. Information that is contained in and can be accessed through our website or our LinkedIn page is not incorporated into, and does not form a part of, this press release.

Forward-Looking Statements
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: the continued development and advancement of BDTX-1535, including the ongoing Phase 2 clinical trial and the timing of clinical updates for BDTX-1535 in patients with NSCLC and in patients with recurrent GBM, the continued expansion of the investigator sponsored Phase 0/1 clinical trial of BDTX-1535 into newly diagnosed GBM patients with EGFR alterations, the expected timing for regulatory feedback and the disclosure of a potential registrational pathway for BDTX-1535 in NSCLC, the potential of BDTX-1535 to address the unmet medical need for newly diagnosed NSCLC patients with non-classical EGFR mutations and benefit patients with NSCLC across multiple lines of therapy, the potential future development plans for BDTX-1535 in NSCLC and GBM, the partnership with Servier and the intended and potential benefits thereof, including the receipt of potential milestone and royalty payments from commercial product sales, along with tiered royalties based on global net sales, if any; Servier’s ability to develop and commercialize BDTX-4933, including the ongoing Phase 1 clinical trial of BDTX-4933; the potential of BDTX-4933 to address the unmet medical need for patients with RAF/RAS-mutant solid tumors, including NSCLC, and the Company’s expected cash runway. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include those risks and uncertainties set forth in its Annual Report on Form 10-K for the year ended December 31, 2024, filed with the United States Securities and Exchange Commission and in its subsequent filings filed with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Black Diamond Therapeutics, Inc.
Condensed Consolidated Balance Sheet Data (Unaudited)
(in thousands)

	March 31, 2025	December 31, 2024
	(in thousands)
Cash, cash equivalents, and investments	$152,400	$98,575
Total assets	$176,245	$122,640
Accumulated deficit	$(430,565)	$(487,107)
Total stockholders’ equity	$141,516	$83,285

Black Diamond Therapeutics, Inc.
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2025	2024
License revenue	$70,000	$—
Operating expenses:
Research and development	$10,506	$13,545
General and administrative	4,964	6,701
Total operating expenses	15,470	20,246
Income (loss) from operations	54,530	(20,246)
Other income (expense):
Interest income	595	637
Other income (expense)	1,417	1,384
Total other income (expense), net	2,012	2,021
Net income (loss)	$56,542	$(18,225)

Net income (loss) per share - basic	$1.00	$(0.35)
Net income (loss) per share - diluted	$0.98	$(0.35)

Weighted average common shares outstanding - basic	56,663,798	51,808,849
Weighted average common shares outstanding - diluted	57,673,099	51,808,849

Contact

For Investors:
investors@bdtx.com

For Media:
media@bdtx.com

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